Exhibit 99.1

Hillenbrand First-Quarter Revenue Increased 26% to $385 Million

•      Process Equipment Group revenue increased 58% to $242 million

•      Order backlog increased to $611 million

BATESVILLE, Indiana, February 4, 2014 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter ended December 31, 2013. Revenue was $385 million, representing 26% growth over the prior year. The Process Equipment Group reported revenue of $242 million, a 58% increase due primarily to the acquisition of Coperion in December 2012, and order backlog of $611 million, a 1% increase from September 30, 2013. Batesville revenue was $143 million, a 6% decrease driven by a lower number of North American burials.

“We continue to be encouraged by order activity throughout the Process Equipment Group, with backlog once again at a record-high level. Given our visibility into backlog, we expect mid-single-digit revenue growth for this group for the year,” said Joe A. Raver, President and Chief Executive Officer of Hillenbrand. “Batesville delivered a solid performance this quarter, with improved margins despite reduced volume. We expect a similar volume decrease in the second quarter, as pneumonia and influenza are expected to have less of an impact on the number of deaths this year than they did last year.”

Hillenbrand reports results on a GAAP and adjusted basis. Adjusted measures are reconciled to the corresponding GAAP measures at the end of this release. Net income increased 42% to $20 million ($0.32 per diluted share) primarily due to lower Coperion acquisition-related costs. On an adjusted basis, net income decreased 15% to $22 million ($0.34 per diluted share) driven primarily by lower revenue at Batesville. Adjusted EBITDA increased 4% to $53 million and operating cash flow was up $26 million to $46 million.

“Our growth strategy has transformed Hillenbrand into a global diversified industrial company,” said Raver. “We have made substantial investments over the past three years and believe we are well-positioned to deliver long-term growth and value for our shareholders.”

Conference Call Information
Date/Time:	8:00 a.m. EST, Wednesday, February 5, 2014
Dial-In for U.S. and Canada:	1-877-853-5642
Dial-In for International:	+1-253-237-1134
Conference call ID number:	50525720
Webcast link:	http://ir.hillenbrand.com (archived through Wednesday, March 5, 2014)

Replay - Conference Call
Date/Time:	Available until midnight EST, Wednesday, February 19, 2014
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	50525720

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions and integration, restructuring, and antitrust litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from our core competencies to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, Hillenbrand believes this information provides a higher degree of transparency.

See below for a reconciliation from GAAP operating performance measures to the relevant non-GAAP (adjusted) performance measures.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities, and strong core competencies. HI-INC-F

Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended
	December 31,
	2013	2012

Net revenue	$384.9	$305.2
Cost of goods sold	253.9	194.7
Gross profit	131.0	110.5
Operating expenses	94.0	86.4
Operating profit	37.0	24.1
Interest expense	6.3	4.5
Other income (expense), net	(0.1)	0.9
Income before income taxes	30.6	20.5
Income tax expense	9.0	5.9
Consolidated net income	21.6	14.6
Less: Net income attributable to noncontrolling interests	1.3	0.3
Net income(1)	$20.3	$14.3

Net income(1) per share of common stock:
Basic earnings per share	$0.32	$0.23
Diluted earnings per share	$0.32	$0.23
Weighted-average shares outstanding — basic	63.1	62.4
Weighted-average shares outstanding — diluted	63.7	62.6

Cash dividends per share	$0.1975	$0.1950

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Three Months Ended December 31,
	2013	2012
Net cash provided by operating activities	$45.9	$19.7
Net cash used in investing activities	(6.2)	(418.6)
Net cash (used in) provided by financing activities	(19.3)	480.0
Effect of exchange rate changes on cash and cash equivalents	(0.8)	0.8
Net cash flow	19.6	81.9

Cash and cash equivalents:
At beginning of period	42.7	20.2
At end of period	$62.3	$102.1

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2013				2012
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$253.9	$(0.1	)(a)	$253.8	$194.7	$(3.0	)(d)	$191.7
Operating expenses	94.0	(2.1	)(b)	91.9	86.4	(13.6	)(e)	72.8
Other income (expense), net	(0.1)	—		(0.1)	0.9	(0.9	)(f)	—
Income tax expense	9.0	0.6	(c)	9.6	5.9	4.2	(c)	10.1
Net income(1)	20.3	1.6		21.9	14.3	11.5		25.8
Diluted EPS	0.32	0.02		0.34	0.23	0.18		0.41

Ratios:
Gross margin	34.0%	0.1%		34.1%	36.2%	1.0%		37.2%
Operating expenses as a % of revenue	24.4%	(0.5)%		23.9%	28.3%	(4.4)%		23.9%

Both GAAP and adjusted results for the three months ended December 31, 2013, include an adjustment to operating expenses to correct errors related to the accounting for sales commissions at Coperion in fiscal 2013. The adjustment reduced operating expenses in the first quarter of fiscal 2014 by $2.0, which should have been recorded in fiscal 2013.

(1)         Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate

(a)         Restructuring ($0.1 B)

(b)         Business acquisition and integration costs ($0.7 P, $1.2 C), restructuring ($0.2 P)

(c)          Tax effect of adjustments

(d)         Inventory step up ($2.6 P), restructuring ($0.1 P, $0.3 B)

(e)          Business acquisition and integration costs ($9.0 C), backlog amortization ($4.2 P), restructuring ($0.2 C), antitrust litigation ($0.1 B), other ($0.1 B)

(f)           Acquisition-related foreign currency transactions ($0.8 C), other ($0.1 B)

	Three Months Ended December 31,
	2013	2012
Net income of consolidated and affiliated
subsidiaries	$21.6	$14.6
Interest income	(0.2)	(0.1)
Interest expense	6.3	4.5
Income tax expense	9.0	5.9
Depreciation and amortization	14.3	15.0
EBITDA	$51.0	$39.9
Business acquisition and integration	1.9	8.2
Inventory step-up	—	2.6
Restructuring	0.3	0.6
Antitrust litigation	—	0.1
EBITDA — adjusted	$53.2	$51.4

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2013, filed with the Securities and Exchange Commission on February 4, 2014. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com